Filed pursuant to Rule 424(b)(3)

Registration No. 333-161985

SUPPLEMENT NO. 1 DATED JUNE 17, 2011

TO PROSPECTUS DATED JANUARY 14, 2011.

SUNPEAKS VENTURES, INC.

The following information supplements the prospectus of Sunpeaks Ventures, Inc. dated January 14, 2011 and is part of the prospectus. This Supplement updates the information presented in the prospectus. Prospective investors should carefully review the prospectus and this Supplement No. 1.

TABLE OF CONTENTS

Status of the Offering	S-2

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The prospectus, and each supplement, contains forward-looking statements. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of units, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

The following summary highlights material information contained in this prospectus supplement. This summary does not contain all of the information you should consider before investing in the securities of the Company. Before making an investment decision, you should read the entire prospectus filed on Form S-1 carefully, including the risk factors section, the financial statements and the notes to the financial statements. You should also review the other available information referred to in the section entitled “Where you can find more information” in the prospectus and any amendment or supplement hereto. Unless otherwise indicated, the terms the “Company,” “Sunpeaks,” “we,” “us,” and “our” refer and relate to Sunpeaks Ventures, Inc.

STATUS OF THE OFFERING

We are closing our direct public offering of shares of our common stock at $0.06 per share as of the date of this prospectus supplement. We are continuing the offering by selling shareholders at $0.06 per share in accordance with the prospectus.

As of June 16, 2011, we had closed on the following sales of common stock in the offering:

Date of Sale	Price Per Share	Number of Shares Sold	Gross Proceeds to the Company
May 19, 2011	$0.06	18,000	$1,080
May 19, 2011	$0.06	17,000	$1,020
May 19, 2011	$0.06	17,000	$1,020
May 23, 2011	$0.06	16,500	$990
May 17, 2011	$0.06	18,350	$1,101
May 28, 2011	$0.06	15,000	$900
May 19, 2011	$0.06	15,000	$900
June 8, 2011	$0.06	17,000	$1,020
May 17, 2011	$0.06	16,500	$990
May 23, 2011	$0.06	15,000	$900
May 20, 2011	$0.06	16,500	$990
June 1, 2011	$0.06	16,500	$990
June 2, 2011	$0.06	17,000	$1,020
May 20, 2011	$0.06	15,000	$900
May 25, 2011	$0.06	15,000	$900
May 30, 2011	$0.06	15,000	$900
May 19, 2011	$0.06	18,000	$1,080
June 1, 2011	$0.06	18,500	$1,110
June 1, 2011	$0.06	16,500	$990
May 24, 2011	$0.06	20,000	$1,200
20 Purchases	$0.06	333,350	$20,001

S-2